EXHIBIT 10.1

DIRECTOR AND CONSULTING AGREEMENT

This Director and Consulting Agreement (the "Agreement") is made and entered into as of the Effective Date (as defined in Section 1.1 below) by and between MultiCell Technologies, Inc., a Delaware corporation (the "Company"), and Anthony J. Cataldo, an individual ("Cataldo"). The Company and Cataldo may be referred to herein individually as a "Party" or collectively as the "Parties."

Recital

The Company desires Cataldo's services as Co-Chairman of its Board of Directors (the "Board") and to retain Cataldo as a consultant to the Company in the field of capital fundraising. Cataldo desires to serve as Co-Chairman of the Company's Board of Directors and to provide capital fundraising consulting services to the Company. In furtherance thereof, the Company and Cataldo desire to enter into this Agreement on the terms and conditions set forth below.

Agreement

In consideration of the foregoing recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.	Appointment to the Board of Directors.
1.1

Title and Responsibilities. Subject to the terms and conditions set forth herein, the Board agrees to appoint Cataldo to serve as Co-Chairman of the Board, and Cataldo hereby accepts such appointment, effective as of the date of this Agreement (the "Effective Date"). Cataldo will serve as Co-Chairman of the Board from the Effective Date until the earlier of his death, resignation or removal, in accordance with the Company's Bylaws. Cataldo will devote his best reasonable efforts and apply his professional expertise to the interests and welfare of the Company. Cataldo's rights, duties, and obligations as a director shall be governed by Delaware General Corporate Law and the Certificate of Incorporation and Bylaws of the Company, each as amended from time to time (together, the "Governing Documents").

1.2

Director Stock Options. Upon the Effective Date of this Agreement, and subject to approval of the Board, pursuant to the terms of the Company's 2004 Equity Incentive Plan (the "Plan"), Cataldo shall be granted a nonstatutory stock option under the Plan to purchase 250,000 shares of the Company's common stock (the "Option") as compensation for his services as Co-Chairman of the Board. The Option will be governed by and granted pursuant to a separate Stock Option Agreement and the Plan. The exercise price per share of the common stock subject to the Option will be equal to twenty-eight cents ($.28) per share, the fair market value of the common stock on the date of grant, determined in accordance with the Plan. The Option will be subject to vesting over three (3) years, commencing on the Effective Date. Subject to the terms of the Plan and the Stock Option Agreement, one thirty-sixth of the shares will vest on the last day of each month following the Effective Date for a period of thirty-six (36) months, commencing with the last day of the first full month after the Effective Date. Subject to the terms of the Plan and the Stock Option Agreement, the Option shall be exercisable for a period of five (5) years from the date of grant; provided, however, that the Option shall not be exercisable until approval by the Board and stockholders of the Company of an increase in the number of shares of authorized common stock of the Company sufficient to cover the shares of common stock issuable upon exercise of the Option.

1.3

Director's Fees. For each meeting of the Board Cataldo attends, Cataldo shall receive $3,000 as a director's fee, payable in shares of the Company's common stock issued pursuant to the Plan, calculated at the fair market value on the date of grant in accordance with the Plan. Director's fees will be paid to Cataldo on a quarterly basis.

1.4

Mandatory Board Meeting Attendance. As Co-Chairman of the Board, Cataldo agrees to apply his best reasonable efforts to attend every meeting of the Board. Cataldo further agrees to attend no fewer than seventy-five percent (75%) of the meetings of the Board in person, and no more than twenty-five percent (25%) of such meetings by telephone or teleconference.

1.5

Indemnification. Cataldo shall receive indemnification as a director of the Company to the maximum extent extended to directors of the Company generally, as provided by the Governing Documents, and shall be included as an insured under the Company's Directors and Officers liability insurance policy.

2.	Consultation Services.
2.1

Consulting Services and Term. In addition to his service as Co-Chairman of the Board, Cataldo shall provide consulting services to the Company in the field of capital fundraising, as well as other projects as may be assigned to Cataldo by the Board and agreed to by Cataldo, for a term of three (3) years from the Effective Date of this Agreement (the "Term"). The Company shall be entitled to Cataldo's consulting services at reasonable times and upon reasonable notice as requested by the Board.

	2.2	Reports. Cataldo shall provide the Company and the Board with periodic reports, either verbal or written, concerning the status of the various projects assigned to him.
2.3

Consulting Fees. In consideration of Cataldo's consulting services, the Company agrees that during the Term of this Agreement it shall pay Cataldo a monthly fixed consulting fee of $15,000 per month, payable in cash on the first business day of each month in arrears.

2.4

Bonus Payment. Upon the Effective Date of this Agreement, Cataldo shall receive a cash bonus payment in the amount of $150,000 as compensation for prior services performed by Cataldo in connection with capital fundraising for the Company.

2.5

Consulting Warrants. Cataldo shall be awarded a warrant to purchase ten million (10,000,000) shares of the Company's common stock (the "Shares") at an exercise price of twenty-eight cents ($.28) per share, the fair market value of the common stock on the date of approval of the warrant by the Board (the "Warrant"). The Warrant shall be exercisable for a period of five (5) years from the date of issuance and shall become exercisable as follows:

(a)

Subject to Section 2.5(c) below, five million (5,000,000) Shares shall become exercisable in equal monthly installments over three (3) years, commencing on the Effective Date. One thirty-sixth of the shares will become exercisable on the last day of each month following the Effective Date for a period of thirty-six (36) months, commencing with the last day of the first full month after the Effective Date; provided, however, that in the event that the remaining 5,000,000 Shares become exercisable pursuant to the provisions set forth in Section 2.5(b) below, then any then unexercisable Shares under this Section 2.5(a) shall also then become exercisable.

(b)

Subject to Section 2.5(c) below, following the Effective Date of this Agreement, if the Company closes a round of equity financing that has been arranged by Cataldo with investors that were first introduced to the Company by Cataldo, equal to at least ten million dollars ($10,000,000) on terms acceptable to the Board, then five million (5,000,000) Shares shall become exercisable thirty (30) days after the closing date of such round of financing.

(c)

Notwithstanding the foregoing, the Warrant shall (i) terminate on the earlier of termination of this Agreement or five (5) years from the date of issuance, and (ii) not be exercisable until approval by the Board and the stockholders of the Company of an increase in the authorized number of shares of common stock of the Company sufficient to cover the shares of common stock issuable upon exercise of the Warrant.

2.6

Business Expense Reimbursement. The Company shall reimburse Cataldo for all reasonable travel, entertainment or other documented expenses incurred by him in furtherance of or in connection with his services hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

2.7

Independent Contractor. The Parties understand and agree that Cataldo is an independent contractor and not an employee of the Company and that nothing in this Agreement is intended or should be construed to create an employer/employee relationship between Cataldo and the Company. Without limiting the generality of the foregoing, the Parties acknowledge that this Agreement is not a contract of employment within the meaning of Section 2750 of the California Labor Code and that Cataldo is not an employee of the Company for any purpose under the California Labor Code. Cataldo has no authority to obligate the Company by contract or otherwise outside the normal course of business without first clearing with the Chief Executive officer and/or President. Cataldo understands and agrees that he will not be an agent of the Company or authorized to make any representations, contract, or commitment outside the normal course of business without first clearing with the Chief Executive officer and/or President, including, but not limited to, the execution of consulting agreements, granting of Company equity or press releases, on behalf of the Company in any manner whatsoever to any third party or any employee of the Company that has not been authorized by the Board. Cataldo will not be eligible for any employee benefits, nor will the Company make deductions from Cataldo's fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on Cataldo due to activities performed hereunder will be the sole responsibility of Cataldo.

3.	Proprietary Information and Nonsolicitation.
3.1

Proprietary Information. In exchange for the valuable consideration provided hereunder, Cataldo agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit A. Pursuant to the Proprietary Information and Inventions Agreement, Cataldo understands that he must not use or disclose any confidential or proprietary information of the Company, among other things.

3.2

Nonsolicitation. During the Term of this Agreement and for one (1) year thereafter, Cataldo agrees that in order to protect the Company's trade secrets and confidential and proprietary information from unauthorized use, Cataldo will not, either directly or through others, solicit, recruit or attempt to solicit or recruit (a) any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or (b) the business of any customer, supplier, service provider, vendor or distributor of the Company which was doing business with the Company, or listed on Company's customer, supplier, service provider, vendor or distributor list, during the Term of this Agreement or one (1) year immediately prior thereto. If any restriction set forth in this Section 3.2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

3.3

Return of Company Property. Upon the end of the Term or upon the Company's earlier request, Cataldo agrees to return to the Company all Company documents (and all copies thereof) and other Company property that he has had in his possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

4.	Outside Activities.
4.1

Investments and Interests. Except as permitted by Section 4.2, Cataldo agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Cataldo to be materially adverse or materially antagonistic to the Company, its business or prospects, financial or otherwise.

4.2

Activities. Except with the prior written consent of the Board, Cataldo will not during his tenure as a member of the Company's Board undertake or engage in any other directorship, employment, occupation or business enterprise in direct competition with the Company, other than ones in which Cataldo is a passive investor or other activities in which Cataldo was a participant prior to his appointment to the Board as disclosed to the Company. The Company acknowledges that Cataldo currently serves as Chairman of the Board of BrandPartners Group, Inc.

4.3

Other Agreements. Cataldo represents and warrants that his service on the Board and as a consultant to the Company will not conflict with and will not be constrained by any prior agreement or relationship between Cataldo and any third party. Cataldo represents and warrants that he will not disclose to the Company or use on behalf of the Company any confidential information governed by any agreement between Cataldo and any third party except in accordance with such agreement. During the Term, Cataldo may use, in the performance of his duties, only such information generally known and used by persons with training and experience comparable to his own and all information which is common knowledge in the industry or otherwise legally in the public domain.

5.	Confidentiality.
5.1

Duty of Confidentiality. The provisions of this Agreement will be held in strictest confidence by Cataldo and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Cataldo may disclose this Agreement in confidence to his immediate family; (b) the Parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the Parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

6.	Termination.
6.1

Termination of Directorship. Cataldo may resign from the Board at any time with or without advance notice, with or without reason. Cataldo may be removed from the Board at any time by the shareholders, for any reason, in any manner provided by the Governing Documents and applicable law.

6.2

Termination of Consultation Services. Cataldo may terminate his consulting services under this Agreement at any time, for any reason, by giving no less than thirty (30) days prior written notice to the Company. The Company may terminate Cataldo's consulting services under this Agreement "for cause" by delivery of written notice to Cataldo specifying the cause or causes relied upon for such termination. "For cause" shall be limited to the occurrence of any of the following events:

		(a)	If Cataldo is in material breach of any provision of this Agreement, including the Proprietary Information and Inventions Agreement attached hereto as Exhibit A;
(b)

Cataldo's engaging or in any manner participating in any activity which is competitive with or intentionally injurious to the Company or which violates any provision of Sections 3, 4 or 5 of this Agreement;

(c)

Cataldo's commission of any fraud against the Company or use or appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated;

		(d)	Cataldo's being convicted or found liable for any crime involving dishonesty or moral turpitude;
		(e)	An act of dishonesty by Cataldo intended to result in his gain or personal enrichment which causes material harm to the reputation of the Company or its affiliates;
		(f)	Cataldo personally engaging in illegal conduct which causes material harm to the reputation of the Company or its affiliates;
		(g)	Conduct by Cataldo which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.
	6.3	The obligations set forth in Sections 3, 4, 5, 6, and 7 will survive any termination or expiration of this Agreement.
7.	General Provisions.
7.1

Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the Parties insofar as possible.

7.2

Assignment. The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that, as the Company has specifically contracted for Cataldo's services, Cataldo may not assign or delegate Cataldo's obligations under this Agreement either in whole or in part without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company's business.

7.3

Entire Agreement. This Agreement constitutes the entire agreement between and among Cataldo and the Company with respect to his service as Co-Chairman of the Board and as a consultant to the Company. It supersedes any prior agreement, promise, representation, or statement written or otherwise between or among Cataldo and the Company with regard to this subject matter. It is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by the Parties.

7.4

Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California as applied to contracts made and to be performed entirely within California.

	7.5	Construction. This Agreement shall be deemed drafted by all Parties hereto and shall not be construed against any Party as the drafter of the document.
7.6

Counterparts. This Agreement may be executed in counterparts, any one of which need not contain the signature of more than one Party, but both of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed the equivalent of originals.

7.7

Arbitration. Any disputes, claims, causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final and binding confidential arbitration held in San Diego, California and conducted by Judicial Arbitration & Mediation Services ("JAMS"), under its then-existing Rules and Procedures. Nothing in this Section 7.7 is intended to prevent the Company or Cataldo from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, as set forth in Section 7.8 below. Except as provided below, the Parties to any arbitration shall share equally any and all JAMS fees and costs for any such arbitration proceedings. The arbitrator shall have the power to award to the prevailing party in the arbitration the cost of the prevailing party's reasonable attorneys' fees and costs as set forth in Section 7.9 below. If for any reason all or part of this arbitration provision is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other portion of this arbitration provision, but this provision will be reformed, construed and enforced in such jurisdiction to render such invalid or unenforceable part or parts of this provision consistent with the general intent of the Parties insofar as possible.

7.8

Legal and Equitable Remedies. Because Cataldo's services are personal and unique and because Cataldo may have access to and become acquainted with the confidential and proprietary information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

7.9

Attorneys' Fees and Costs. The prevailing party in any action or arbitration to enforce any rights under this Agreement shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action or arbitration.

7.10

Notices. Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed in this Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address; three days after the date of mailing if sent by certified or registered mail; when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day.

In Witness Whereof, the Parties hereto have executed this Agreement as of the date first written above.
MultiCell Technologies, Inc.			Anthony J. Cataldo
By: ________________________ Print Name: ________________ Title: _____________________			Signature: ________________________
Address: 55 Access Road, Suite 700 Warwick, RI 02886			Address: 1100 Hardman Avenue Napa, CA 94558

Exhibit A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT